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                                                                    EXHIBIT 23.1



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated February 6, 2004 accompanying the consolidated financial statements of I-Sector Corporation and subsidiaries appearing in the 2003 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended December 31, 2003 which are incorporated by reference or contained in this Registration Statement and Prospectus. We consent to the incorporation by reference and the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."



GRANT THORNTON LLP

Houston, Texas
April 29, 2004